For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         February 17, 2004

PHOTRONICS REPORTS FIRST QUARTER RESULTS

BROOKFIELD, Connecticut    February 17, 2004 -- Photronics, Inc. (Nasdaq:PLAB), the world's leading sub-wavelength reticle solutions supplier, today reported fiscal first quarter 2004 sales and earnings results for the period ended February 1, 2004.

Sales for the quarter were $90.5 million, up 11.2%, compared to $81.4 million for the first quarter of 2003.  As anticipated, sales were 1.1% sequentially lower than the $91.5 million reported in the fourth quarter of fiscal 2003 largely the result of customers closing down their wafer fabrication facilities during the year-end and Asian New Year holiday periods.  Net income for the first quarter of fiscal 2004 amounted to $2.1 million, or $0.07 per diluted share, compared to the prior year's net loss of $8.5 million, or $0.26 per diluted share.

In commenting on the Company's financial performance Sean T. Smith, Chief Financial Officer noted, "The business climate Photronics operates in has steadily improved since last year.  Still, we remain focused on improving the overall efficiency of our operations, as well as on those areas where we need to invest that expand upon our global leadership position.  Our focus on execution, technology and service continues to enable us to achieve profitability and generate cash flow, demonstrating again that Photronics' operating model has significant leverage through incremental improvements in sequential revenues.  As a result, the Company's balance sheet has gained strength and working capital is at its highest level since the Company was founded in 1969.  Further work is yet to be done, but I am pleased to report that our organization is in a much stronger position today.  We are excited about our prospects in fiscal 2004 as the global semiconductor industry begins its long awaited cyclical upturn."

Dan Del Rosario, Chief Executive Officer added his perspective and outlook for the future by stating, "Aggressive goals were set and achieved in fiscal 2003.  Equally challenging objectives have been established for 2004.  As we put our first quarter into the record books, we are pleased not only with our financial performance and outlook, but in advancements we have made in expanding our leadership position."  He added, "The key growth driver for fiscal 2004 will be the increasing number of design releases utilizing 130-nanometer wafer processing technology.  Our position in this space is very strong in Asia, Europe and the North American regions we serve.  Additionally, I am confident that Photronics' technology and operational efficiencies can continue to impove our ability to provide effective lithography solutions as we work with customers transitioning to next generation wafer fabrications processes.  Our ability to support these customers today greatly enhances our ability to grow with them as these technologies move into volume production."

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics' web site at www.photronics.com, then clicking on the "Conference Calls" button in the top right corner of the home page.  The call is scheduled for 8:30 a.m. Eastern Standard Time on Wednesday, February 18th and will be archived for instant replay access until the Company reports its fiscal second quarter results during May 2004.  The live call dial-in number is (706)634-5086.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward-looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company's SEC filings from time to time.   Any forward-looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

CyberMask is a trademark of Photronics, Inc.

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